Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER

Dallas, Texas, December 5, 2012 – Sabine Royalty Trust (NYSE: SBR) today declared a cash distribution to the holders of its units of beneficial interest of $0.20881 per unit, payable on December 31, 2012, to unit holders of record on December 17, 2012. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for September 2012 and the gas production for August 2012. Preliminary production volumes are approximately 34,831 barrels of oil and 567,437 Mcf of gas. Preliminary average prices are approximately $91.20 per barrel of oil and $2.92 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	34,831	567,437	$91.20	$2.92
Prior Month	42,819	829,555	$89.40	$2.94

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $311,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, approximately $1,328,000 in revenue has been received.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541